Exhibit 23.6
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) for Memorial Production Partners LP, or the Registration Statement, and to the use and inclusion of our report, dated May 24, 2011 with respect to estimates of reserves and future net revenues as of January 1, 2011 in the Registration Statement as an appendix to the prospectus included in the Registration Statement and/or as an exhibit to the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the prospectus included in the Registration Statement.
     The Registration Statement contains references to the report prepared by us for the use of Classic Hydrocarbons Holdings LP and Memorial Production Partners LP. The analysis, conclusions, and methods contained in the report are based upon information provided at the time the report was prepared, and Miller and Lents, Ltd. has not updated and undertakes no duty to update any results contained in the report. While the report may be used as a descriptive resource, investors are advised that we have not verified information provided by others except as specifically noted in the report, and we make no representation or warranty regarding the accuracy of such information. Moreover, the conclusions contained in such report are based on assumptions that we believed were reasonable at the time of their preparation and that are described in such report in reasonable detail. However, there is a wide range of uncertainties and risks that are outside of our control that may impact these assumptions, including but not limited to, unforeseen market changes, economic changes, natural events, actions of governments or individuals, and changes in or the interpretation of laws and regulations.
Houston, Texas
October 19, 2011

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442
By /s/ Carl D. Richard, P.E.
Carl D. Richard, P.E.
Senior Vice President